Exhibit 2.a

CERTIFICATE OF AMENDMENT NO. 3

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN CAPITAL STRATEGIES, LTD.

This Certificate of Amendment (this “Certificate of Amendment”) to the Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of American Capital Strategies, Ltd. (the “Corporation”) is being executed and filed in accordance with Section 242 of the Delaware General Corporation Law.

It is hereby certified that:

FIRST: The Board of Directors of the Corporation duly adopted resolutions in accordance with Section 242 of the General Corporation Law of the State of Delaware proposing, declaring advisable and recommending this Certificate of Amendment. Accordingly, Section 4.1 of Article IV of the Certificate of Incorporation is deleted in its entirety and replaced as follows:

Section 4.1. Total Number of Shares of Capital Stock. The total number of shares of capital stock of all classes that the Corporation shall have authority to issue is 205,000,000 shares. The authorized stock is divided into 5,000,000 shares of preferred stock, with the par value of $0.01 each (the “Preferred Stock”), and 200,000,000 shares of voting common stock, with the par value of $0.01 each (the “Common Stock”).

SECOND: That the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares was voted in favor of said amendment.

THIRD: This Certificate of Amendment is to become effective upon its filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf by its President and Chief Executive Officer and attested to by its Secretary as of this 4th day of May, 2004.

AMERICAN CAPITAL STRATEGIES, LTD.

By:	/s/ Malon Wilkus

Malon Wilkus President and Chief Executive Officer

Attest:	/s/ John R. Erickson

John R. Erickson Secretary

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